Exhibit 99.1

NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	+1-978-897-0100 x3064	+1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE COMPLETES VIDEO-ON-DEMAND MASTER PURCHASE

AGREEMENT WITH MAJOR NORTH AMERICAN TELECOM COMPANY

Leading Video-On-Demand Provider Achieves Further Software Strategy Success

ACTON, Mass. (Nov. 5, 2007) – SeaChange International, Inc. (Nasdaq: SEAC), the world’s leading provider of on-demand television solutions, today announced that it has signed a video-on-demand (VOD) hardware, software and services agreement with one of the largest telecommunications companies in North America. This five-year agreement currently includes the licensing of VOD-related client settop box software, SeaChange Axiom-component software and DVD On Demand software. In addition, this contract includes annual software subscription and maintenance services, as well as the opportunity for custom software development. The agreement is also structured to incorporate other current and future VOD products and services offered by SeaChange.

With this agreement, the company has completed one of the two VOD Master Purchase Agreements it had anticipated signing prior to its fiscal 2008 third quarter earnings announcement. More importantly, this contract further strengthens the company’s relationship with this customer and further positions SeaChange as the leading provider of value-added VOD software and services globally.

About SeaChange

SeaChange International, Inc. is the leading provider of end-to-end and best-of-breed solutions for the world’s growing on-demand and IPTV industry. Its powerful open video on demand and advertising software and scaleable hardware enable broadcast, cable and telco operators to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

(more)

SeaChange Master Purchase Agreement/Page 2

Safe Harbor Provision

Any statements contained herein that do not describe historical facts, including without limitation statements concerning expected future commercial agreements, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Amended Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and the Company’s periodic reports on Forms 10-Q and 8-K. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

# # #

SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc.

SeaChange Axiom is a trademark of SeaChange International, Inc.